March  29, 2010

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We consent to the incorporation by reference in this Form S-8 registration statement of the audited financial statements of Dana Resources, Inc. for the year ended June 30, 2009 and our report dated October 8, 2009 except for Note 12, as to which is dated December 3, 2009, included in its Form 10-K/A.  We consent to all references to our firm included in or made a part of this registration statement.

Sincerely,

/s/ De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC